For Immediate Release:
January 8, 2003


  DICE INC. REPORTS SATISFACTION OF WAINNER ARBITRATION AWARD CLAIM AND EARLY
                  RELINQUISHMENT OF CERTAIN SPACE UNDER LEASE


New York, NY--January 8, 2003--Dice Inc. (NASDAQ: DICE), the leading provider of online recruiting services for technology professionals, today reported that Mr. Scott Wainner was paid $628,000 in full satisfaction of a $1 million arbitration award issued in August 2002 in favor of Mr. Wainner against Dice Inc.

As a result of this payment in late December 2002, the company recorded in the fourth quarter 2002 a reversal of approximately $400,000 of the $1 million charge taken in the third quarter 2002. Mr. Wainner has relinquished all rights to any further claims against the company.

Dice is continuing to seek recovery of the $628,000 from Jupitermedia Corporation (formerly known as INT Media and internet.com) under the terms of an Asset Purchase Agreement dated as of December 22, 2000 pursuant to which Jupitermedia assumed certain obligations of the company. Due to the inherent uncertainties of litigation, the probability of recovery is not determinable; therefore, no estimate of recovery has been recorded.

Dice also reported the early termination of its obligations with respect to a portion of the space it leases in Urbandale, Iowa. The company and its landlord have amended the lease to provide for the company to relinquish all rights to approximately 45,000 sq. ft. of office space beginning in January 2003. As part of this transaction, the company will pay to the landlord approximately $34,000 per year from 2003 through 2011. The company recorded a charge, including fees and costs of the transaction, of approximately $460,000 in the fourth quarter 2002, which is reflected as a reduction of EBITDA. Of this amount, $260,000 will be paid during 2003, and the remainder will be paid during 2004 through 2011. In addition, the company will record a non-cash write-off of leasehold improvements of approximately $400,000.

As a result of the early termination, the company's net lease obligations will be reduced by approximately $650,000 annually beginning in 2003 and continuing through 2011. Dice continues to lease approximately 24,000 sq. ft. at its Urbandale facility.


About Dice Inc.
Dice Inc. (Nasdaq: DICE, http://about.dice.com) is the leading provider of online recruiting services for technology professionals. Dice Inc. provides services to hire, train and retain technology professionals through dice.com, the leading online technology-focused job board, as ranked by Media Metrix and IDC, and MeasureUp, a leading provider of assessment and preparation products for technology professional certifications.

Corporate Profile
Dice Inc.'s corporate profile can be viewed by clicking on Investor Relations at http://about.dice.com.

This press release contains forward-looking information. Any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to anticipated profitability and anticipated revenues and expenses, may be significantly and materially impacted by certain risks and uncertainties, including, but not limited to, failure to meet operating objectives or to execute the operating plan, competition, and other economic factors. Additional risks and uncertainties are described in the Company's public filings with the Securities and Exchange Commission. Any forward-looking information in or referred to by this press release is current only as of the date of publication, and Dice Inc. disclaims any obligation to update this information, except as required by law.



Company Contact Information              Media Contact Information
Michael P. Durney                        Claudine Cornelis
Senior Vice President, Finance and       Stephanie Sampiere
Chief Financial Officer                  FD Morgen-Walke
                                         tel: 212-850-5600
Constance Melrose
Vice President, Treasury                 Investor Relations Contact Information
  and Investor Relations                 Richard Schineller
Dice Inc.                                3rd Millennium
ir@dice.com                              rich@3rd-mm.com
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tel: 212-725-6550                        tel: 973-244-7800, ext. 1711